Exhibit 10.4

ITT Corporation
David F. Melcher
President
Defense & Information Solutions
1650 Tysons Blvd.
Suite 1700
McLean, VA 22102
tel 703-790-6301
fax 703-790-6361

April 26, 2011

Janet,

As you and I have discussed, we want to reinforce our strong desire that you continue in a senior role with ITT and hope that you view this memorandum as an indication of the Company’s confidence and appreciation for your contributions to ITT Mission Systems.

As an additional incentive for you to remain with ITT Corporation through at least March 31, 2015, and subject to executing this Memorandum and executing and complying with the attached Non Compete and Non Solicitation Agreement, the Company agrees to make three separate incentive payments beyond the awards you may qualify for under the ITT Executive Annual Incentive Plan. Specifically, the Company agrees to increase by $150,000 whatever bonus is otherwise awarded and paid to you in each of March 2012, 2013, and 2014, under the ITT Executive Annual Incentive Plan.

In the event you voluntarily leave the Company or are terminated by ITT for cause, as defined in the Non Compete and Non Solicitation Agreement, prior to any of the payments, you forfeit any and all claims you have or may have to payments not made prior to the date you terminate your employment.

Assumption of the Memorandum Agreement: ITT shall require, that, any successor (by purchase, merger, consolidation, divestiture, liquidation, reorganization, restructuring or otherwise) to all or a majority of the business and/or assets of ITT Corporation, ITT Defense and Information Solutions and/or ITT Mission Systems, assume and agree to perform the Memorandum Agreement in the same manner and to the extent that ITT would be required to perform it if no such succession had taken place. Failure by ITT to have the successor assume this Memorandum Agreement or for ITT to offer to retain you in a position comparable to your current position, will trigger the obligation to pay the remaining unpaid bonus payments on the day of succession.

In consideration of the opportunity to receive the payments described herein, you agree to the terms and conditions of this Memorandum and of the Non Compete and Non Solicitation agreement attached to this memorandum and further agree to sign two copies of this Memorandum agreement and the Non Compete and Non Solicitation Agreement and return one signed copy of each to me.

Janet, I know that I can count on you to support MS in the future and I look forward to continuing to work with you.

/s/ David F. Melcher David F. Melcher President ITT Defense & Information Solutions	JANET OLIVER: /s/ Janet Oliver

ITT Corporation
David F. Melcher
President
Defense & Information
Solutions
1650 Tysons Blvd.
Suite 1700
McLean, VA 22102
tel 703-790-6301
fax 703-790-6361

NON COMPETITION AND NON-SOLICITATION AGREEMENT

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT, (the “Agreement”) is dated this 26th day of April 2011, between Janet Oliver (“Employee”), individually, and ITT Corporation, an Indiana corporation, and its affiliates (collectively “ITT”).

WHEREAS, Employee and ITT recognize that as Vice President & Director of US & Europe Programs for ITT’s Mission Systems Division and as Vice President of Business Development for ITT’s Mission Systems Division, Employee has valuable knowledge and expertise, including knowledge of ITT’s trade secrets and confidential information which, if used to compete against portions of ITT, could have a material adverse effect on the businesses of and by ITT;

NOW, THEREFORE, in consideration of the employment of Employee, the premises and of the mutual covenants, agreements and understandings contained herein, including but not limited to, ITT’s agreement to make the payments to Employee described in paragraph 1(e) below, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be bound, agree as follows:

1. Covenants.

(a) Non-Disclosure and Non-Use of Confidential Information. Employee acknowledges that she is in possession of confidential, proprietary and competitively sensitive information relating to the businesses that comprise ITT’s Mission Systems Value Center (“ITT MS”), including without limitation, business and marketing plans, strategies, customer information, supplier information, other information concerning the business’ products, promotions, pricing, product development, manufacturing, financing, expansion plans, business policies and practices, and other forms of information considered by ITT to be confidential and in the nature of trade secrets (the “Confidential Information”). Notwithstanding anything herein to the contrary, Confidential Information shall not include any information which was in the public domain as of the date of this Agreement or information which later becomes in the public domain without breach by Employee of any of his obligations under this Section 1(a). Employee agrees that, during her employment with ITT and thereafter, she will not use for herself or for others, or divulge to another, any trade secrets or confidential know-how, information, or other Confidential Information of ITT, which may become known to Employee during Employee’s employment, whether before or after signing this Agreement, without the prior written consent of ITT.

(b) Non-Competition and Non-Solicitation Agreement. Employee covenants and agrees that, subject to paragraph 1(d) below, during the term of her employment and for a period of one (1) year thereafter, regardless of the reason or method of termination, Employee will not, unless acting on behalf of ITT and/or at its request:

(i)	perform any work in a competitive capacity (directly or indirectly, alone or as a partner, joint venture participant, officer, director, employee, consultant, agent, independent contractor, advisor, representative or security holder) for any company or business that is in the business of researching, designing, manufacturing and/or providing defense products and services to the U.S. and other governments and is in competition with the businesses of ITT MS including all legal entities through which ITT MS conducts business. ITT and Employee agree that the foregoing restriction shall apply and be enforceable worldwide, and, in the case of the United States, in each state. For the avoidance of doubt, only those businesses listed in Attachment 1 are deemed to be in competition with the businesses of ITT MS for purposes of the restrictions in this subsection 1(b)(i).

(ii)	directly or indirectly, for Employee or on behalf of any other person, partnership, company, corporation or other entity, solicit or attempt to solicit, for the purpose of engaging in competition with ITT MS:

(1) any person or entity for whom Employee performed services on behalf of ITT MS; or (2) any person or entity who is or has been a customer of ITT MS within the twenty four months immediately preceding Employee’s termination; or (3) any person or entity ITT MS has targeted and contacted in the twenty four (24) months immediately preceding Employee’s termination for the purpose of establishing a customer relationship; or

(iii)	directly or indirectly, for Employee or any third party, solicit, induce, recruit or cause another person then in the employ of ITT to terminate his or her employment for the purpose of joining, associating or becoming employed with any other business or activity, except as a result of a general hiring announcement.

(c) Notwithstanding the foregoing, ITT and Employee agree that Employee, or Employee’s employer, may own in the aggregate not more than 5% of the outstanding shares of any publicly held corporation which corporation owns any of the businesses listed in Attachment 1, and is therefore deemed to compete with ITT MS, and whose shares are listed for trading on a national exchange or through the automatic quotation system of a registered securities association.

(d) Nothing in this Agreement shall prohibit Employee, after her termination of employment with ITT, from engaging in conduct that is otherwise prohibited in subsection (b)(1) above for a separately organized and managed business of a company or firm, that is a distinctly separate and separated part of the company that competes directly with ITT MS as described in Attachment 1.

(e) Provided Employee has complied with the obligations contained in this Agreement, within ten (10) business days after this Agreement is executed by both parties, ITT shall pay Employee a one-time bonus payment of $40,000 after taxes. Additionally, ITT shall pay employee $150,000 of additional bonus per year for bonus years 2012, 13 and 14 less all applicable withholdings. Employee understands that ITT will deduct from the payments provided for in this Agreement, federal, state and local withholding taxes and other deductions ITT is required by law to make from payments to employees. These bonuses are in addition to any bonus earned by the Employee in her normal duties as an employee of ITT MS. In the event Employee voluntarily leaves ITT or is terminated by ITT for cause prior to any of the individual payments, Employee forfeits any and all claims she has or may have to payments pursuant to this Paragraph 1(e) not made prior to the date Employee terminates her employment. Termination for “cause” for the purposes of this Paragraph 1(e) means any of the following conduct by Employee: (i) embezzlement or misappropriation of corporate funds; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony; (iii) engagement in any activity that could harm the business or reputation of ITT and for which you have no legal or ethical obligation; (iv) material failure to adhere to ITT’s corporate codes, policies, procedures, or any contractual agreement by and between you and ITT which would have a material adverse effect on ITT; (v) continued and habitual neglect to perform material duties as reasonably directed by ITT; (vi) violation of any material statutory or contractual obligation to ITT or a material breach of the duty of loyalty to ITT; or (vii) insubordination as to a reasonable work related instruction that is not illegal, outside of any legal statute, policy, ethical or legal obligation.

2. Enforcement and Remedies. Employee acknowledges and agrees that the covenants contained in this Section are reasonable and necessary to protect the legitimate business interests of ITT, and that ITT could suffer injury and harm in the event of a breach by the Employee of any of the foregoing provisions of Section 1 (for purposes of injunctive relief only and not monetary damages, Employee acknowledges that such injury may include irreparable injury). Therefore, Employee agrees that in the event of any such breach or threat of breach, ITT shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach by Employee (including any and all persons acting for or with her). In addition, ITT shall be entitled to institute and prosecute proceedings at law or in equity with respect to such breach, and, if successful, to recover such costs, expenses, and reasonable attorney’s fees as may be incurred in connection with such proceedings. The parties further agree that, to the extent ITT institutes and prosecutes proceedings at law or in equity against Employee for an alleged breach, and such action is unsuccessful, Employee is entitled to recover such costs, expenses, and reasonable attorneys’ fees as may be incurred in connection with such proceedings. The terms of this Section 2 shall not be construed as an election of remedies nor prevent ITT from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages.

3. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision, and this Agreement shall be reformed, construed, and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. If a final judicial determination is made by a court having jurisdiction that the time or scope of any provision in this Agreement is unreasonable or otherwise unenforceable, such provision shall not be rendered void but shall be deemed amended to apply to the maximum extent the court determines enforceable.

4. At-Will Employment. Employee understands that she is an at-will employee of ITT and that either Employee or ITT can terminate the employment relationship at any time for any reason. Employee further understands that this Agreement does not change the status of this relationship.

5. Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any subsequent breach, or as a waiver of any other provision of this Agreement.

6. Governing Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado without regard to its choice of law rules. ITT and Employee hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts located in or covering the State of Colorado, for any actions, suits, or proceedings arising out of or relating to this Agreement. By her execution hereof, Employee hereby consents and irrevocably submits to the in personam jurisdiction of these courts, and agrees that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon her personally, by certified or registered mail, return receipt requested, or by Federal Express or other courier service, with the same full force and effect as if personally served upon her in the county in which the Employee has rendered services hereunder. Each of the parties waives any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of in personam jurisdiction with respect thereto.

7. Entire Agreement. With the exception of the Memorandum provided to Employee on April 26, 2011, which is expressly incorporated herein, this Non-Competition and Non-Solicitation Agreement is the complete, entire and final agreement between the Employee and ITT concerning the subject matter expressed herein and supersedes any other prior agreement in writing or otherwise. To the extent there is a conflict between the language of the April 26, 2011 Memorandum and this Non-Competition and Non-Solicitation Agreement, this Non-Competition and Non-Solicitation Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have caused this Non-Competition and Non-Solicitation Agreement to be duly executed as of the date first written above.

ITT DEFENSE, division of ITT Corporation

BY:	/s/ David F. Melcher

David F. Melcher
President

JANET OLIVER

/s/ Janet Oliver

Attachment 1

VT Griffin

IAP

PAE

Shaw

Dyncorp

KBR

LSI

BAE Systems

The restrictions applicable to Employee for the above listed businesses apply to all legal entities through which each above listed corporation or division does business and continue to apply to Employee with respect to the businesses and any portions thereof in the event of name changes, business combinations, transfers, sales, mergers, reorganization divestitures or other organizational changes.